SECTION I
                    CODE OF ETHICS: POLICIES AND PROCEDURES

1.1 General
     Southwest Georgia Bank, its affiliates and subsidiaries, (hereinafter referred to as "bank") recognizes its responsibility to its depositors, directors, employees, stockholders, and to the community which it serves.
All business will be conducted in an ethical and lawful manner that reflects the highest principles expected of all directors, officers and employees.
     A reputation for good morals, high ethical standards, and integrity is the most valuable asset of the bank and is determined by the conduct of its directors, officers and employees. Therefore, each individual's conduct must comply with this Code of Ethics: Policies and Procedures (the "Code of Ethics"), must comply with all applicable laws and regulations and must remain above reproach throughout his or her association with the bank. The policies and procedures contained in this Code of Ethics are intended to ensure that the name, reputation, integrity, and image of Southwest Georgia Bank are always held in high esteem by the bank's constituency. In effect, only reasonable rules of conduct have been established.
     The Code of Ethics is set forth to provide a clear understanding of what is expected of directors, officers and employees, as well as to provide guidance for personal judgment to assure that the reputations of the bank, its directors, its officers and its employees are not jeopardized.
     This Code of Ethics will be reviewed from time to time in order to ensure its effectiveness and appropriateness. All directors, officers and employees are expected to abide by the policies and procedures of this Code of Ethics, as well as any future revisions that may be made. Violation of any of the requirements of the Code of Ethics may be grounds for disciplinary action ranging from reprimand to dismissal from employment or criminal prosecution.
     All employees, officers and directors of the bank will be provided with a copy of the bank's Code of Ethics by the Personnel Officer. They will be required to acknowledge receipt of this code, as well as an understanding of its content. In addition, all employees, officers and directors of the bank will be required to attend training sessions, led by the Personnel Officer, to increase familiarity with and understanding of the bank's Code of Ethics.
 The bank's internal auditor, who also provides the bank's compliance officer services with respect to the Code of Ethics (hereinafter referred to as the "Bank Auditor"), will be available to answer any questions.




















1.2 Code of Ethical Conduct for Principal Executive Officer and Principal Financial Officers
     The Chief Executive Officer (principal executive officer) and Treasurer (principal financial and accounting officer) of Southwest Georgia Financial Corporation (the "Company") must:
* Act honestly and ethically, avoiding actual or apparent conflicts of interest in personal and professional relationships.
* Promote full, fair, accurate, timely and understandable disclosure in reports and documents that the Company files with, or submits to, the Securities and Exchange Commission (the "SEC") and in all public communications made by the Company.
* Comply with applicable laws, rules and regulations of federal, state, and local governments and other appropriate private and public regulatory agencies.
* Act in good faith and responsibly, with due care, competence, and diligence, without misrepresenting material facts.
* Respect the confidentiality of information acquired in the course of employment.
* Share knowledge and maintain skills necessary and relevant to the Company's needs.
* Proactively promote ethical and honest behavior within the workplace.
* Assure responsible use of and control of all assets, resources, and information of the Company.
* Promptly report to a member of the Company's Audit
Committee any violations of this Code of Ethics.
     The Board of Directors of the Company shall have the sole and absolute discretionary authority to approve any changes to or waiver from this Code of Ethics. Any change or waiver, including the grounds for such waiver, shall be promptly disclosed through a filing with the SEC on Form 8-K or the Company's internet website; provided, however, disclosure may only be made on the Company's internet website in lieu of a report on Form 8-K if the Company has disclosed in its most recent Form 10-K that it would disclose such events on the Company's internet website and provide the website address.


1.3 Responsibility for the Code of Ethics
     The responsibility for establishing a Code of Ethics rests with the Board of Directors, with advice and counsel from the Personnel Committee. Administration and interpretation of the Code of Ethics shall be the responsibility of the Chief Executive Officer (CEO) with advice and counsel from the Personnel Officer and the Bank Auditor. Therefore, the CEO shall be responsible for granting any waivers of the Code of Ethics in the event of a conflict between the Code of Ethics and other bank policies or local or foreign laws and regulations. Waiver requests must be submitted to the CEO and the Bank Auditor in writing. Any waiver of the Code of Ethics for any of the bank's executive officers or directors may be made only by the Board of Directors, or a committee of the Board of Directors, and must be disclosed promptly to shareholders in accordance with legal and regulatory requirements.
     The CEO, together with the Personnel Committee and the Bank Auditor, must ensure knowledge of, familiarity with and understanding of the Code of Ethics by the directors, employees and other officers of the bank. To assist the CEO in accomplishing this task, the bank will sponsor mandatory training sessions, led by the Personnel Officer, for each of the directors, officers and employees of the bank.






1.4 Confidential Information: Customer Information, Vendor Information and Systems Security
A. All private, personal and proprietary information of customers or prospective customers of the bank (hereinafter referred to as "Customer Information") is highly confidential, and directors, officers and employees of the bank are obligated to protect Customer Information. All private, personal and proprietary information of bank vendors (hereinafter referred to as "Vendor Information") is also highly confidential. Customer Information, Vendor Information and any other confidential information acquired because of or through employment with the bank shall be used solely for banking purposes and should never be disclosed to unauthorized persons.
 Unauthorized persons include persons not employed or affiliated with the bank, as well as those employees of the bank who do not need to know the Customer Information, Vendor Information or confidential information, as the case may be, to discharge their duties.
B. Customer Information is never to be used as a basis for personal or financial gain by a director, officer or employee for his or her own gain, or that of a third-party. Similarly, Vendor Information is never to be used as a basis for personal or financial gain by a director, officer or employee for his or her own gain, or that of a third-party. Directors, officers and employees of the bank should make every effort to protect and ensure proper use of all confidential information.
C. Customer Information, Vendor Information and other confidential information are not to be discussed with other employees of the bank who do not have a need to know such information in discharging their duties.
D. No confidential information, including Customer Information and Vendor Information, should ever be removed from the bank's premises.
E. Access to computer systems will be granted to bank employees on a "need-to-know" basis. Therefore, use by an employee of another employee's access codes or passwords is strictly prohibited.
F. Knowledge of any improper use of Customer Information, Vendor Information or information systems should be reported to management or to the Bank Auditor immediately.
G. All activities regarding Customer Information, Vendor Information and other confidential information will be governed by the bank's Information and Information Systems Security policy.
H. Violations of this confidential information section of the Code of Ethics may be grounds for disciplinary action, including reprimand, suspension of employment, termination of employment or criminal prosecution. All questions regarding the use or disclosure of Customer Information, Vendor Information and other confidential information should be directed to the Bank Auditor.


1.5 Conflicts of Interest
A. General
     All directors, officers and employees are expected to conduct their private business and personal activities in a manner that avoids conflict, and avoids the appearance of conflict, with the interests of the bank and the bank's customers. Personal interests that might directly or indirectly affect the proper and objective exercise of judgment by any director, officer or employee should be avoided. In cases where a director, officer or employee has such a conflicting personal interest, said director, officer or employee must report the existence of such personal interest to the Bank Auditor and disqualify himself or herself from any banking decision concerning such interest or disengage himself or herself from the nonbanking activity, as may be advised.

     A conflict of interest exists when a director, officer or employee, or a member of such person's immediate family, has a financial or personal interest, direct or indirect, in a customer, supplier, competitor, or other principal dealing with the bank, and this financial or personal interest is such that it might reasonably influence individual judgment or decision exercised on behalf of the bank. Immediate family includes spouse, parents, in-laws, children (whether full blood, "half" or "step"), brothers, sisters, and any other relative living in the same household as the employee.
B. Gifts
     Under the Federal Bank Bribery law, it is illegal for any director, officer, employee, agent or attorney of the bank to solicit for themselves or for a third party, other than the bank, anything of value from anyone in return for any business, service or confidential information of the bank. Further, it is illegal to accept anything of value, other than bona fide salary wages and banking fees, from anyone in connection with the business of the bank, either before or after a transaction is discussed or consummated. As a result, neither directors, officers or employees, nor members of their respective immediate families are permitted to solicit or accept gifts from any customer, supplier or anyone who has, or may have, business with the bank. Substantial gifts should be courteously and tactfully declined.
     Items of nominal value, such as gifts given or received at Christmas, are permissible gifts. As well, there are certain items of value that are exceptions to the general prohibition against gifts, including: (a) gifts, gratuities, amenities or favors based on obvious family or personal relationships; (b) meals, refreshments, entertainment, accommodations or travel arrangements, all of reasonable value, in the course of a meeting or gathering, the purpose of which meeting or gathering is to hold bona fide business discussions or foster better business relations, provided that the expense would be paid for by the bank as a reasonable business expense if not paid for by another party; (c) loans from other banks or financial institutions on customary terms to finance proper and usual activities of bank officials, such as home mortgage loans, except where prohibited by law;
(d) advertising or promotional material of reasonable value, such as pens, pencils, note pads, key chains, calendars and similar items; (e) gifts of reasonable value that are related to commonly recognized events or occasions, such as a promotion, new job, wedding, retirement, holiday or birthday; and (f) civic, charitable, educational, or religious organization awards for recognition of service and accomplishment.
     If there is ever any question of whether or not to accept a particular gift, discussion of the situation with the Bank Auditor is necessary.
Conflicts of interest matters involving outside directors shall be referred to the Chief Executive Officer or the Audit Committee of the Board of Directors for resolution. Violations of this conflicts of interest section of the Code of Ethics may be grounds for disciplinary action, including reprimand, suspension of employment, termination of employment or criminal prosecution.
















1.6 Outside Activities
A. Community Involvement
     Employees are encouraged to actively participate in civic, community, and professional organizations. Such participation helps to enhance the bank's relationship with its communities. Normally, the cost of membership in such clubs and organizations is paid by the bank if appropriately approved by management. However, participation in such organizations should not interfere with the performance of regular duties for the bank or compete or conflict with any bank activities.
B. Outside Employment
     Employment outside of the bank is strongly discouraged. If an employee contemplates outside employment, he or she should discuss it with the Personnel Department and with the Bank Auditor and receive approval before taking a second job. Any job that might subject the employee or the bank to criticism, in the sole discretion of the bank, will not be approved.
C. Political Activity
     Southwest Georgia Bank as an institution does not engage in politics or political activities, except where such activities have a direct bearing on the operation and/or status of the bank itself. Political activities are generally carried out through trade organizations such as the Georgia
Bankers Association and the American Bankers Association.
     Directors, officers and employees of the bank may engage in politics or political activities of their own choice, using their own resources and on their own time. In the course of such participation in political activities, directors, officers and employees of the bank may not use any bank facilities or assets, and must participate in their individual capacities and not as representatives of the bank. Directors, officers and employees of the bank should always use good judgment and common sense with reference to participating in political activities and should always avoid actions which could reflect poorly on the bank. All directors, officers and employees are, however, encouraged to remain informed about and take an active interest in local, state, and national affairs and to always exercise the right and responsibility to vote.
     Federal law and certain state laws, generally, prohibit the bank from making political contributions or expenditures, but do permit corporations to sponsor political action committees, which are funded by voluntary contributions from eligible employees, for the purpose of making political contributions or expenditures. Any director, officer or employee intending to make political contributions or lobby or communicate with elected officials on behalf of the bank should first contact the CEO and the Bank Auditor to receive approval of the action.
D. Reporting on Activities
     Executive officers are required to make a written report to the Secretary ofthe Board of Directors listing all of their community activities, including memberships in clubs, religious organizations, etc., as well as any committees on which they might serve in those organizations. This report should be completed each January.














1.7 Personal Finance
A. General
     All directors, officers and employees are expected to manage their finances in an intelligent and prudent manner.
B. Investments
     Directors, officers and employees may make personal investments in stocks, bonds, real estate, money market instruments or other securities, including those of Southwest Georgia Financial Corporation, parent company of Southwest Georgia Bank. However, no director, officer or employee should get the reputation of being a speculator. Care should be taken to ensure that such investments do not influence a director's, officer's or employee's judgment or actions on behalf of the bank.
C. Loans
     Directors, officers and employees should not borrow from or lend to customers any personal funds. Borrowing funds from other banks or companies normally engaged in the lending business is acceptable. Officers who borrow funds outside the bank must immediately report such transactions in writing to the Secretary of the Board of Directors who will, in turn, make these reports available to the Board.


1.8 Business Conduct
A. Compliance With Laws
     The bank is subject to numerous federal, state and local laws, rules and regulations. Directors, officers and employees of the bank must conduct the bank's business in compliance with all such applicable laws and regulations.
 When the requirements of laws or regulations are unclear, consultation with outside counsel may be necessary.
B. Bank Environment and Background Screenings
     The bank is committed to establishing and maintaining a corporate environment with safe, professional and congenial working conditions. In an effort to ensure the safety and integrity of the bank, the bank conducts pre-employment background screenings of potential employees and contractors hired by the bank. The pre-employment screenings enable the bank to verify the skills, certification, licensing and criminal background of potential employees and contractors in order to maintain an appropriate working environment for the bank.
     The bank is committed to embracing diversity, welcoming new ideas and demonstrating its appreciation for the unique capabilities and contributions of each individual for and to the bank. The bank is an equal opportunity employer and will not tolerate any discrimination or harassment, or the appearance of any discrimination or harassment, of any kind. The bank has policies and procedures designed to prevent discrimination and harassment and to provide a means of redress in the event of any complaints of such misconduct. Such misconduct is a violation of this Code of Ethics and should be reported to the Personnel Officer. Violations of this Code of Ethics may be grounds for disciplinary action, including reprimand, suspension of employment, termination of employment or criminal prosecution.
C. Undesirable Business
     The appearance of discrimination in determining whether to accept business brought to the bank by reputable persons is to be avoided. However, accounts offered by or loan requests received from known controversial or disreputable firms or persons should be declined since such relationships could damage the reputation of the bank.








D. Bank Records
     The bank is subject to numerous financial reporting, regulatory, tax and legal obligations. In order to meet these obligations, the bank requires the honest and accurate recording and reporting of bank information. All business transactions, including employee and officer expense reporting, must be properly and accurately recorded in a timely manner on the bank's books and records in accordance with applicable accounting standards, legal requirements and the bank's system of internal controls. Employees and officers are prohibited from knowingly or wilfully falsifying transactions or recording false transactions. Employees and officers also are prohibited from knowingly or wilfully engaging in activities that will result in the falsification of recorded transactions or the recording of false transactions.
     Business records of the bank must be retained in compliance with applicable regulations, law and bank records retention policies. If you have questions regarding the bank's records retention policies, you should contact the Bank Auditor.
     Violations of this bank records and reports section of the Code of Ethics may be grounds for disciplinary action, including reprimand, suspension of employment, termination of employment or criminal prosecution. Any employee or officer with knowledge of such a violation should report such information to the Personnel Officer or the Bank Auditor so that appropriate action can be taken.
E. Bank Internal Accounting Controls
     The bank's financial statements and reports must be prepared in accordance with generally accepted accounting principles and fairly present, in all materials respects, the financial condition and results of operations of the bank. Such care with the preparation of the bank's financial statements and reports allows the bank to satisfy its commitment to full, fair, accurate, timely, and understandable disclosure in public reports and documents filed with or submitted to, regulatory authorities, shareholders and the public.
     To assist with this commitment and with the maintenance of internal accounting controls, directors, officers and employees who prepare or supervise the preparation of the bank's public reports must ensure that such reports are accurate and truthful and in compliance with applicable rules and regulations. No director, officer or employee should ask or encourage another individual to deviate from or compromise the bank's commitment to full, fair, accurate, timely, and understandable disclosure in public reports and documents. Further, no director, officer or employee should, or should attempt to, improperly influence, coerce, manipulate or mislead any accountant engaged by the bank to assist with the preparation of the bank's financial statements.
     Violations of this internal accounting controls section of the Code of Ethics may be grounds for disciplinary action, including reprimand, suspension of employment, termination of employment or criminal prosecution.
 If you have questions or concerns regarding accounting, auditing or internal accounting control matters, you should contact the Bank Auditor.
F. Safeguarding of Bank Assets
     All physical property (including customer funds) and intellectual property (including any trademarks) belonging to the bank, as well as all confidential and proprietary information described above, are assets of the bank ("Bank Assets"). All directors, officers and employees of the bank have a responsibility to protect Bank Assets from theft, waste or loss. In addition, all directors, officers and employees of the bank must ensure the legitimate, efficient and proper use of Bank Assets. Improper use of Bank Assets, whether for business or personal purposes, including the misapplication or improper use of corporate or customer funds or property or the unauthorized use or publication of intellectual property, is prohibited and, in many cases, may be unlawful.

     Related to the safeguarding of Bank Assets is appropriate use of bank communication systems. The bank's communications systems include the bank's computer network, telephones, facsimile machines, email and the internet accessed using bank property. Directors, officers and employees are prohibited from using the bank's communication systems to transmit or access illegal, inappropriate or offensive or potentially offensive material. Generally, you should not send any communication, including using email, voicemail or internal memorandum, that you would be uncomfortable or embarrassed to see disclosed publicly.
     Violations of this Bank Asset safeguarding section of the Code of Ethics may be grounds for disciplinary action, including reprimand, suspension of employment, termination of employment or criminal prosecution. If you have any questions about what constitutes a Bank Asset, or the use of any Bank Assets, you should contact the Bank Auditor.
G. Establishment of Charges
     Interest rates on deposits and loans, terms of loans, service and analysis charges, etc. are determined solely on the basis of what is in the best interest of the bank and its customers. Under no circumstances will the bank enter into any agreement or establish any understanding with any other bank or financial institution concerning such charges. Southwest Georgia
Bank is solely responsible for its own policies and procedures with respect to such charges.
H. Competition
     In conducting its business, Southwest Georgia Bank engages in vigorous but fair and ethical competition. These competitive practices are always to be done in a positive manner and in compliance with all applicable antitrust and fair competition laws and regulations. Unethical and illegal practices are not considered to be competitive and are not acceptable to the bank.
I. Dealings with Bank Advisors
     From time to time, the bank may engage the services of legal counsel, independent accountants, internal auditors or other advisors to assist with various bank matters. The bank may also, from time to time, have dealings with regulators assigned to the bank. Directors, officers and employees must make every effort to cooperate and work together with any bank advisors or regulators for the benefit of the bank. Directors, officers and employees should respond honestly and candidly when interacting with such bank advisors and regulators. If you should have any questions regarding the presence of a bank advisor or regulator on the bank campus, or the receipt by you of communications from a bank advisor or regulator, you should contact the CEO of the bank.
J. Dishonest Acts
     Honesty is at the core of the image of Southwest Georgia Bank. Acts of theft, embezzlement, and falsification of records by any director or employee reflect poorly on that image and are cause for immediate dismissal.














1.9 Related Person Transactions
A. Introduction
     The Board of Directors of the Company recognizes that Related Person Transactions (defined below) can present a heightened risk of conflicts of interest and/or improper valuation (or the perception thereof).
Accordingly, as a general matter it is the Company's preference to avoid Related Person Transactions.
     Nevertheless, there are circumstances where the Company may obtain products or services of a nature, quantity or quality that are not readily available from alternative sources, or may provide products or services, on an arm's-length basis, on terms comparable to those provided to unrelated third parties or on terms provided to employees generally. Accordingly, the Company has adopted the procedures set forth below for the review, approval or ratification of Related Person Transactions involving the Company (or its subsidiaries or controlled affiliates).
B. Key Definitions and Scope
     A "Related Person" is:
* Any person who is, or was at any time since the beginning of the Company's last completed fiscal year, an executive officer, director or nominee for director;
* Any person who is known to be the beneficial owner of more that 5% of any class of voting securities of the Company. Beneficial ownership is determined pursuant to Rule 13d-3 under the Securities Exchange Act of 1934;
* A person who is an immediate family member of any of the foregoing. Immediate family member means any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law of the director, nominee, executive officer or more than 5% beneficial owner, and any person (other than a tenant or employee) sharing the household of such director, nominee, executive officer or more than 5% beneficial owner; or
* Any firm, corporation or other entity in which any of the foregoing persons is an executive officer or general partner, or serves in a similar position, or in which the foregoing persons, in the aggregate, have a 10% or greater beneficial ownership interest.
     A "Related Person Transaction" is a transaction:
* That, when aggregated with all similar transactions, involves more than $120,000;
* In which the Company (or its subsidiaries or controlled affiliates) was, is or will be a participant; and
* In which any Related Person had, has or will have a direct or indirect material interest.
     The following do not constitute Related Person Transactions:
* Compensation to an executive officer (1) to be reported in the Company's proxy statement, or (2) not required to be so reported because the executive is not a "named executive officer" if such compensation was approved or recommended by the Compensation Committee;
* Compensation to a director to be reported in the Company's proxy statement;
or
* Certain transactions involving indebtedness that are excluded from disclosure under Item 402(a) of Regulation S-K.
An interest of a Related Person shall not be deemed to be a "direct or indirect material interest" if such interest is excluded from treatment as such under Item 404(a) of Regulation S-K.
The "Related Person Transaction Compliance Officer" means the Company's Internal Auditor.




C. Pre-Implementation Approval Procedures
Prior to entering into a Related Person Transaction or an amendment thereof, the Related Person shall advise the RPT Compliance Officer, who shall determine whether the proposed transaction is a Related Person Transaction for purposes of this policy.
     If the RPT Compliance Officer determines that the proposed transaction is a Related Person Transaction, the transaction shall be submitted to the Board of Directors for its consideration. The Board shall consider all of the available relevant facts and circumstances, including (if applicable) but not limited to:
1. The benefits to the Company;
2. The impact on a director's independence in the event the Related Person is a director, an immediate family member of a director, or an entity in which the director is a partner, equity holder or executive officer;
3. The availability of other sources for comparable products or services;
4. The terms of the transaction; and
5. The terms available to or from unrelated third parties or employees generally, as the case may be.
After review, the Board shall approve or disapprove such transaction and advise the RPT Compliance Officer, who shall convey the decision to the appropriate persons within the Company. The RPT Compliance Officer will provide an annual report to the Board regarding any new Related Person Transactions. No member of the Board shall participate in any review, consideration, or approval of any Related Person Transaction with respect to which such member or any of his or her immediate family members is a Related Person.
D. Ratification Procedures
     If any member of the Company's management becomes aware of a Related Person Transaction that was not previously approved or ratified under this policy, and if the transaction is pending or ongoing, the RPT Compliance Officer shall be informed and the RPT Compliance Officer shall promptly submit the matter to the Board for immediate consideration as provided in Part C of the policy. Based on the conclusions reached, the Board shall evaluate all options, including but not limited to ratification, amendment or termination of the Related Person Transaction, taking into consideration the Company's contractual obligation.
E. Review of Ongoing Transactions
     At the Board's first regular meeting of each fiscal year, the Board shall review any previously approved or ratified Related Person Transactions that remain ongoing and have a remaining term of more than six months or remaining amounts payable to or receivable from the Company of more than $120,000.
Based on all relevant facts and circumstances, taking into consideration the Company's contractual obligations, the Board shall determine if it is in the best interests of the Company and its shareholders to continue, modify or terminate the Related Person Transaction.
F. Disclosure
     All Related Person Transactions that are required to be disclosed in the Company's filings with the SEC, as required by the Securities Act of 1933, the Securities Exchange Act of 1934 and related rules and regulations, shall be so disclosed in accordance with such laws, rules and regulations. The material features of this policy shall be disclosed in the Company's annual report on Form 10-K or in the Company's proxy statement, as required by applicable laws, rules and regulations.
G. Other Agreements
     Notwithstanding the foregoing, but without any limitation thereof, management of the Company shall assure that all Related Person Transactions are approved in accordance with any requirements of the Company's financing agreements.



1.10 General Compliance With and Reporting Under the Code of Ethics
     As mentioned earlier, the business of the bank is dependent upon its reputation for good morals, high ethical standards, and integrity, as the reputation of the bank is its most valuable asset. Therefore, all directors, officers and employees have a responsibility to assist with the safeguarding of this asset by demonstrating the highest level of commitment to personal performance, including compliance with this Code of Ethics.
     Compliance with the Code of Ethics includes prompt and consistent reporting of violations of the Code of Ethics, as well as any actual or potential violations of applicable laws, regulations or bank policies. Since it may be unclear whether or not a violation has occurred, you should consult with the Personnel Officer, Bank Auditor or senior management-level employees of the bank about behavior that may violate the Code of Ethics, or raise any questions with respect to the Code of Ethics. Matters under the Code of Ethics related to executive officers, senior financial officers or directors may be reported to the Bank Auditor or legal counsel for the bank.
     If a situation requires, or you prefer, that your identity remain anonymous, your anonymity will be protected to the extent permitted under applicable law, regulation or legal proceedings. In addition, you may report violations of this Code of Ethics through the bank's confidential whistle-blower process. Under the bank's whistle-blower process, you may place the information or letter in an inter-office envelope and send to the Internal Auditor to make an anonymous, good faith report about misconduct under the Code of Ethics or under applicable laws, regulations and bank policies. It is not necessary that you enter any other information on the envelope or to disclose your identity inside the envelope unless you wish to do so. All reports of misconduct, whether anonymous or not, will be directed to the appropriate party for investigation so that the bank can respond to the inquiry.
     The bank does not permit retaliation of any kind for reports of ethical violations or the misconduct of others. Therefore, no director, officer or employee will be demoted, terminated from employment or otherwise discriminated against as a result of reports made that call attention to the suspected illegal or unethical actions of others. However, all reports should be made in good faith, with the individual making the report providing a truthful account to the best of their knowledge.
     Failure to comply with the Code of Ethics and violations of the Code of Ethics will not be tolerated. Such action, or inaction as the case may be, is subject to corrective action, including reprimand, suspension of employment, termination of employment or criminal prosecution.


1.11 Ongoing Review
     The Internal Auditor is responsible for the ongoing review of this Code to identify operational weaknesses and to ensure corrective action and compliance with law, regulation, and internal policies.

E